UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 13, 2013

SOLARCITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2013, SolarCity Corporation, a Delaware corporation (the “Company”) and Poppy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Acquisition Sub”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Paramount GR Holdings, LLC, a Delaware limited liability company (“Parent”) and Paramount Energy Solutions, LLC, a Delaware limited liability company (“PES” and, together with Parent, each, a “Seller” and, collectively, the “Sellers”), pursuant to which, on the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, Acquisition Sub will acquire certain assets and liabilities of the Sellers (the “Acquisition”).

Under the terms of the Purchase Agreement, the consideration will consist of $116.3 million worth of shares of common stock of the Company (the “Stock Consideration”) to be issued to the Sellers and/or their affiliates, subject to certain adjustments, and $3.7 million in cash consideration. Acquisition Sub will also assume certain liabilities of the Sellers at the time of the closing of the Acquisition. The Stock Consideration will be comprised of a number of shares of common stock of the Company to be determined based on the volume weighted average closing price of the common stock during the ten trading days immediately prior to the closing of the Acquisition, subject to maximum issuance of approximately 5.8 million shares. Based on the recent closing price of the common stock of the Company, the Stock Consideration would comprise approximately 3.1 million shares of common stock. The Company has agreed to file a registration statement on Form S-1 registering the resale by the holders of the shares of Stock Consideration, and has agreed to certain adjustments in the Stock Consideration payable in additional shares of common stock or in cash based on the timing of effectiveness of the registration statement. Of the Stock Consideration, $12.0 million worth of shares of common stock, subject to certain adjustments, will be placed in a third party escrow for one year as partial security for the indemnification obligations of the Sellers under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Sellers. The Purchase Agreement contains customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. The Purchase Agreement also contains customary mutual indemnification provisions covering any losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of the parties under the Purchase Agreement and certain other specified matters.

Contingent upon the closing of the Acquisition, Hayes Barnard, current chief executive officer of PES, will join the Company as chief revenue officer in charge of the Company’s sales and marketing organizations. In addition, Bennet Van de Bunt, the chief executive officer of Guthy-Renker Holdings, LLC, an affiliate of PES, is expected to join the board of directors of the Company later in 2013, subject to nomination procedures and board approval.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Purchase Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the Sellers. In particular, the representations and warranties contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the Company or the Sellers.

Item 3.02.	Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated by reference into this Item 3.02. In accordance with the Purchase Agreement, the Stock Consideration will be issued pursuant to exemptions from registration provided by Section 4(2) and/or Regulation D of the 1933 Securities Act, as amended.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of August 13, 2013, by and among SolarCity Corporation, Poppy Acquisition LLC, Paramount GR Holdings, LLC and Paramount Energy Solutions, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
Lyndon R. Rive Chief Executive Officer

Date: August 19, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of August 13, 2013, by and among SolarCity Corporation, Poppy Acquisition LLC, Paramount GR Holdings, LLC and Paramount Energy Solutions, LLC.